Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Samuel G. Stone
Date Submitted: May 7, 2013	Executive Vice President and
NASDAQ Symbol: FBMI	Chief Financial Officer
(989) 466-7325

Firstbank Corporation Announces Planned Redemption of

All Outstanding Preferred Series A Stock

Alma, MI (FBMI) – Firstbank Corporation announced today that it intends to redeem the remaining 17,000 shares of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (Preferred Stock) that were issued under the Troubled Asset Relief Program Capital Purchase Program. The effective date for the planned redemption is June 14, 2013. The shares are being redeemed from private investors that purchased the Preferred Stock from the United States Department of the Treasury in a modified Dutch auction in June 2012.

The purchase price for shares of the Company's Preferred Stock in the redemption will be the stated liquidation value of $1,000.00 per share, plus any accrued or unpaid dividends that have been earned thereon up to, but not including, the date of redemption. The Company anticipates the total cost of redeeming the remaining shares of Preferred Stock will be approximately $17 million. The Company has received all necessary regulatory approvals to complete the planned redemption.

The Company previously repurchased 16,000 shares of its Preferred Shares from the U.S. Treasury at the June 2012 auction. Following the planned redemption on June 14, 2013, no shares of the Company's Preferred Stock will remain outstanding.

"We are pleased to report our ability to redeem the remaining Preferred Stock outstanding which will occur without the need to issue any new common equity due to our already strong capital and liquidity levels." said Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation. “This action is further indication of the Company's financial strength. Our capital ratios following the redemption will continue to exceed the requirements of our regulators and the standards for well-capitalized banks. We are pleased with the work we have done to strengthen our balance sheet, asset quality metrics, operating results, and profitability trends so that we can comfortably redeem these shares.”

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a community bank local decision-making format with assets of $1.5 billion and 46 banking offices serving Michigan’s Lower Peninsula.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words "intends," "planned" and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning the planned redemption of preferred stock. Such statements are subject to certain risks and uncertainties.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.